 EXHIBIT 1

PARTICIPANTS

The participants in the solicitation of proxies (the “Participants”) include the following: Breeden Capital Management LLC, Breeden Partners L.P., Breeden Partners (California) L.P., Breeden Partners Holdco Ltd. and Richard C. Breeden.

The Breeden Parties:

Breeden Partners L.P. is a Delaware limited partnership (the “Delaware Fund”), Breeden Partners (California) L.P. is a Delaware limited partnership (the “California Fund”) and Breeden Partners Holdco Ltd., is a Cayman Islands exempt limited company (“Holdco”). Breeden Capital Partners LLC, a Delaware limited liability company (the “General Partner”), is the general partner of each of the Delaware Fund and the California Fund. Breeden Partners (Cayman) Ltd., a Cayman Islands exempt limited company (“BPC”) (together with Holdco, the “Offshore Investors Fund”) is the feeder fund for Holdco. The Delaware Fund, the California Fund and the Offshore Investors Fund are herein sometimes referred to collectively as the “Funds.” Breeden Capital Management LLC, a Delaware limited liability company (the “Advisor”) is principally involved in the business of providing investment advisory and investment management services to the Funds and, among other things, exercises all voting and other powers and privileges attributable to any securities held for the accounts of the Funds. Richard C. Breeden is a citizen of the Unites States of American and is the Managing Member of each of the General Partner and the Advisor and the Key Principal of the Offshore Investors Fund. Executives and employees of the Advisor may also be deemed to be participants in the solicitation of proxies. The foregoing are sometimes herein referred to collectively as the “Breeden Parties.”

The Delaware Fund owns 53,861 shares of common stock (“Common Stock”) of H&R Block, Inc. (the “Issuer”) representing approximately 0.02% of the outstanding shares of Common Stock, the California Fund owns 3,821,440 shares of Common Stock representing approximately 1.18% of the outstanding shares of Common Stock and Holdco owns 2,124,699 shares of Common Stock representing approximately 0.66% of the outstanding shares of Common Stock. As of the date hereof, the 3,875,301 aggregate shares of Common Stock directly owned by the Delaware Fund and the California Fund, which shares of Common Stock may be deemed to be beneficially owned by the General Partner, represent approximately 1.20% of the Company's outstanding shares of Common Stock. As of the date hereof, the 6,000,000 aggregate shares of Common Stock directly owned by the Delaware Fund, the California Fund and Holdco, which shares of Common Stock may be deemed to be beneficially owned by the Advisor and Mr. Breeden, represent approximately 1.86% of the Company's outstanding shares of Common Stock. All percentages set forth in this paragraph relating to beneficial ownership of Common Stock are based upon 322,926,550 shares outstanding, which was the total number of shares of Common Stock outstanding as of February 28, 2007 as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2007.

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Richard C. Breeden:

Richard C. Breeden is an intended nominee to the Issuer’s board of directors, along with two other nominees to be named at a later date.

Other than as described above, Mr. Breeden does not own, directly or indirectly, any Common Stock. Mr. Breeden will not receive any compensation from the Breeden Parties or such parties’ affiliates in connection with the solicitation or for his services as director of the Issuer if elected. If elected, Mr. Breeden will be entitled to such compensation from the Issuer as is consistent with that paid to other non-employee directors.

Other Parties:

Morrow & Co. (“Morrow”) is serving as an advisor and is providing consulting and analytic services and solicitation services in connection with the solicitation of proxies. Morrow does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a “participant” in this proxy solicitation. In addition, regular employees of the Breeden Parties may assist in the solicitation of proxies and will receive no additional consideration therefor.

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